HEI Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-220842 on Form S-3 and Nos. 333-02103, 333-159000, 333-166737, and 333-174131 on Form S-8 of our report dated February 28, 2019, relating to the consolidated financial statements and financial statement schedules of Hawaiian Electric Industries, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Hawaiian Electric Industries, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP
Honolulu, Hawaii
February 28, 2019